UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 23, 2016

FREEPORT-McMoRan INC.

(Exact name of registrant as specified in its charter)

Delaware	001-11307-01	74-2480931
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

333 North Central Avenue
Phoenix, AZ		85004
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (602) 366-8100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On May 23, 2016, Freeport-McMoRan Inc. (“FCX”) negotiated a termination and settlement of Freeport-McMoRan Oil & Gas LLC’s (“FM O&G”) drilling rig contract with Rowan Companies plc and certain of its subsidiaries (collectively, “Rowan”). Under the settlement, FCX will pay Rowan $215 million in cash. FCX also agreed to provide Rowan with contingent payments of up to $30 million depending on the price of crude oil over the next 12-month period. As a result of the settlement, Rowan has released FM O&G from $0.3 billion in payment obligations under the drilling rig contract.

This contract termination follows the previously announced termination of two deepwater drill ships and reflects FCX’s ongoing cost reduction initiatives. In aggregate, reductions in FM O&G commitments for its previously contracted deepwater drill ships total approximately $350 million.

FCX continues to take steps to strengthen its balance sheet and is evaluating opportunities for transactions, which may include open market purchases of its debt, debt for debt exchanges, or privately negotiated exchanges of its debt for equity or equity-linked securities. The completion and amount of these transactions, if any, are subject to a number of factors, including market conditions, the company’s financial position and the company’s ability to complete such transactions on economically attractive terms.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FREEPORT-McMoRan INC.

By:	/s/ Kathleen L. Quirk
Kathleen L. Quirk
Executive Vice President, Chief Financial Officer & Treasurer (authorized signatory and Principal Financial Officer)

Date: May 23, 2016